EXHIBIT 10.1
AGREEMENT OF TERMS

THIS AGREEMENT OF TERMS (this “Agreement”) is made as of December 31, 2011, by and between Berkshire Hathaway Inc. (“Berkshire”) and Leucadia National Corporation (“Leucadia”), each of which indirectly owns 50% of the equity of Berkadia Commercial Partners LLC and Berkadia Commercial Holding LLC, and their wholly-owned subsidiaries (collectively, “Berkadia”).

Reference is made to the Second Amended and Restated Surety Bond (Agreement No.: 91SPL100128) issued by Columbia Insurance Company, an affiliate of Berkshire (“Columbia”), having an effective date of December 31, 2011 with an aggregate surety limit of $2,500,000,000 (Two Billion Five Hundred Million Dollars) (the “Surety Bond”) and Berkshire’s corporate guaranty thereof (the “BH Guaranty”).

Leucadia and Berkshire hereby agree, in recognition of their individual 50% equity interest in Berkadia and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged that Leucadia, on behalf of itself and any successors, unconditionally guarantees the due and punctual payment to Berkshire of 50% of all amounts that Berkshire pays under the BH Guaranty; provided, however, that in no event shall there be a duplication of liability under the Surety Bond and the BH Guaranty.  This shall be a guaranty of payment and not of collection.

If either Columbia or BH ultimately recovers any amounts that have been paid under the Surety Bond or the BH Guaranty, or if amounts paid under this Agreement are paid in error, an appropriate payment shall be made by BH to Leucadia to reflect the 50-50 sharing of losses contemplated hereby.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

LEUCADIA NATIONAL CORPORATION

By:	/s/ Joseph A. Orlando
	Name:	Joseph A. Orlando
	Title:	Vice President

BERKSHIRE HATHAWAY INC.

By:	/s/ Marc D. Hamburg
Name:	Marc D. Hamburg
Title:	President